Exhibit 99.1

Investor Contact:	Media Contact:
W. Carl Whitmer	Michele M. Peden
President and Chief Executive Officer	VP, Corporate Communications
or	(615) 467-1255
John M. Doyle
Chief Financial Officer
(615) 844-2747
IASIS HEALTHCARE COMPLETES REFINANCING TRANSACTION
$1.325 Billion Senior Secured Credit Facilities
and $850 Million Senior Notes
FRANKLIN, Tennessee (May 3, 2011) — IASIS Healthcare® LLC (“IASIS”) today announced the completion of its previously announced refinancing transaction, which includes $1.325 billion in new senior secured credit facilities and the issuance by IASIS, together with its wholly owned subsidiary IASIS Capital Corporation, of $850 million aggregate principal amount of 8.375% senior notes due 2019 (the “Notes”). The $1.325 billion senior secured credit facilities include a $1.025 billion senior secured term loan and a $300 million senior secured super priority revolving credit facility.
Proceeds from the transaction were used to refinance amounts outstanding under IASIS’ existing credit facilities; fund a cash tender offer to repurchase any and all of its $475 million aggregate principal amount 8 3/4% senior subordinated notes due 2014; repay in full the senior paid-in-kind loans of IASIS Healthcare Corporation, the parent company of IASIS; fund the recently completed acquisition of St. Joseph Medical Center, in Houston, Texas; raise capital for general corporate purposes, including future acquisitions and strategic growth initiatives, as well as potential distributions to equity holders; and pay fees and expenses associated with this transaction.
The Notes have not been registered under the U.S. Securities Act of 1933, as amended, or the securities laws of any other jurisdiction. Unless they are registered, the Notes may be offered only in transactions that are exempt from registration under the U.S. Securities Act of 1933, as amended, or the securities laws of any other jurisdiction. Accordingly, the Notes were offered in the United States only to qualified institutional buyers and outside the United States to non-U.S. persons in compliance with Regulation S.

IASIS Healthcare Completes Refinancing Transaction

May 3, 2011
IASIS, located in Franklin, Tennessee, is a leading owner and operator of medium-sized acute care hospitals in high-growth urban and suburban markets. The Company operates its hospitals with a strong community focus by offering and developing healthcare services targeted to the needs of the markets it serves, promoting strong relationships with physicians and working with local managed care plans. IASIS owns or leases 18 acute care hospital facilities and one behavioral health hospital facility with a total of 4,362 licensed beds and has total annual net revenue of approximately $2.8 billion. These hospital facilities are located in seven regions: Salt Lake City, Utah; Phoenix, Arizona; Tampa-St. Petersburg, Florida; five cities in Texas, including Houston and San Antonio; Las Vegas, Nevada; West Monroe, Louisiana; and Woodland Park, Colorado. IASIS also owns and operates a Medicaid and Medicare managed health plan in Phoenix that serves more than 197,000 members. For more information on IASIS, please visit the Company’s Web site at www.iasishealthcare.com.
Some of the statements we make in this press release are forward-looking within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations including, but not limited to, future financial and operating results, the Company’s plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those anticipated in the forward-looking statements. These risk factors and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, and other filings with the Securities and Exchange Commission.
Although we believe that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by the Company or any other person that our objectives and plans will be achieved. We undertake no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
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